UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	23-2588479
(State or other jurisdiction of incorporation)	(I.R.S. employer identification no.)

One Federal Street Boston, Massachusetts (617) 535-4766	02110
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Iron Mountain Incorporated (the “Company”) hereby supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-13045) filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2013 (the “Registration Statement”) as follows:

Item 1.         Description of Registrant’s Securities to be Registered.

The Company hereby amends and supplements Item 1 of the Registration Statement to reflect the following developments:

The Company has entered into an amendment (the “Amendment”) to the Company’s existing REIT Status Protection Rights Agreement, dated as of December 9, 2013 (the “Rights Agreement”), to provide that the Final Expiration Date (as defined in the Rights Agreement) is extended to February 28, 2015.  Accordingly, the Company hereby amends and restates the caption “Term” under the Registration Statement, in its entirety, as follows:

“Term. The Rights will expire at or prior to the date (the “Expiration Date”) that is the earliest of (1) the close of business on February 28, 2015, (2) the time at which the Rights are redeemed as provided in the Rights Agreement, (3) the time at which the Rights are exchanged as provided in the Rights Agreement, (4) the close of business on the date of a meeting of stockholders of the Company at which the Company sought the approval of the Rights by the stockholders if the stockholders do not approve the Rights at such meeting or (5) the date on which the Board, in its sole discretion, determines that (A) the Company’s potential status as a real estate investment trust (“REIT”) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) is no longer desirable or achievable under the Code or (B) the Rights are no longer advisable to protect the Company’s potential status as a REIT under the Code (its “REIT Status”).”

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 18, 2014 and incorporated by reference herein, and the Rights Agreement, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2013 and is incorporated by reference herein.

Item 2.                                 Exhibits.

The Company hereby amends and restates Item 2 of the Registration Statement, in its entirety, as follows:

4.1

Amended Certificate of Designations for Iron Mountain Incorporated Series A Junior Participating Preferred Stock, dated as of December 9, 2013 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2013).*

4.2

REIT Status Protection Rights Agreement, dated as of December 9, 2013, by and between Iron Mountain Incorporated and Computershare Inc. (which includes the form of Amended Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C) (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2013).*

4.3

First Amendment to REIT Status Protection Rights Agreement, dated as of November 18, 2014, between Iron Mountain Incorporated and Computershare Inc. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 18, 2014).*

* Incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on it behalf by the undersigned, thereto duly authorized.

Date:  November 18, 2014

Iron Mountain Incorporated

By:	/s/ Ernest W. Cloutier
Name: Ernest W. Cloutier
Title: Executive Vice President and General Counsel